Exhibit 10.1

SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (this “Agreement”) is entered into as of October 17, 2019, by and between Susan Mermer (the “Executive”) and The St. Joe Company, a Florida corporation (the “Company”).
WHEREAS, the Executive currently serves as Chief Accounting Officer of the Company; and
WHEREAS, the Company and the Executive agree that Executive’s employment with the Company will terminate effective as of October 17, 2019 (the “Termination Date”).
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive hereby agree as follows:
1. Definitions

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under direct or indirect common control with such Person.  For the purposes of this definition “control”, when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled by” shall have the meanings correlative to the foregoing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture.
2. Termination of Employment

The Executive’s employment by the Company, and any and all titles, positions and appointments the Executive holds with the Company and its Affiliates, whether as an officer or employee (including, without limitation, as Chief Accounting Officer) shall cease as of the Termination Date.
3. Compensation and Other Benefits

3.1  In consideration of the promises contained in this Agreement, the Company shall also provide the following payments and benefits to the Executive:
(a) pay to the Executive, ratably over an eight (8) month period (with payments being made beginning on the first regular payroll date of the month and in accordance with the Company’s regular payroll practices for senior executives, as in effect from time to time, coincident with or next following the seven (7) day period immediately after the Consideration Period (as defined in Section 4.1 below) of this Agreement, the amount of one hundred thirty thousand dollars ($130,000) (which constitutes eight (8) months of the Executive’s Base Salary), and

(b) provided that Executive elects COBRA continuation coverage for herself and her eligible family members, pay Executive’s COBRA premium for medical coverage for the lesser of eight (8) months following the Termination Date or the date on which the Executive becomes ineligible for COBRA continuation coverage.  The Executive shall be responsible to reimburse the Company, on a monthly basis, for an amount equal to the employee contribution that would be required of an employee participating in the medical insurance plan, as in effect from time-to-time.
3.2 Return of Payments.  Anything in this Agreement to the contrary notwithstanding, all payments and benefits to the Executive under Sections 3.1(a) through (b) shall be returned to the Company promptly if the Executive breaches her obligations under Sections 5.1, 5.5, and 5.7 of this Agreement (the “Restrictions”) within two years after the Termination Date.  Until such Restrictions are completely satisfied, the Executive shall be a constructive trustee of such payments and benefits.  In addition, all payments and benefits to the Executive under Sections 3.2(a) through (b) shall remain subject to recoupment by the Company to the extent required under the Sarbanes-Oxley Act of 2002 and/or the Dodd-Frank Act.
4. Effect of Termination

4.1   Release.

(a) General Release.  In consideration of the payments and benefits under this Agreement, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, the Executive does hereby release, remise, acquit and forever discharge the Company and each of its Affiliates (the “Company Affiliated Group”), and in their capacity as such, their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any of the Company Released Parties in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary, bonus or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Executive Retirement Income Security Act of 1974 (“ERISA”), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”) (regarding existing but not prospective claims), the Civil Rights Act of 1991, the Fair Labor Standards Act (“FLSA”), the Worker Adjustment and Retraining Notification (“WARN”) Act, the National Labor Relations Act (“NLRA”), the Equal Pay Act, Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), as amended, The Fair Labor Standards Act, as amended, the Florida Civil Rights Act of 1992, the Florida Law Against Discrimination, the Uniform Services Employment and Reemployment Rights Act (“USERRA”), the Genetic Information Nondiscrimination Act (“GINA”), the Immigration Reform and Control Act (“IRCA”), Florida Whistleblower Protection Act, Florida Workers' Compensation Law Retaliation provision, Florida Wage Discrimination Law, Florida Minimum Wage Act, Florida Equal Pay Law, Florida AIDS Act, Florida Discrimination on the Basis of Sickle Cell Trait Law, Florida OSHA, the Florida Constitution, the Florida Fair Housing Act, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released and any and all claims under any whistleblower laws or whistleblower provisions of other laws excepting only:

(i)	rights of the Executive under this Agreement;
(ii)	rights of the Executive relating to equity awards held by the Executive as of the Termination Date;
(iii)	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;
(iv)	claims for benefits under any health, disability, retirement, life insurance or other similar employee benefit plan or arrangement of the Company Affiliated Group; and
(v)	claims for the reimbursement of unreimbursed business expenses incurred prior to the Termination Date pursuant to applicable Company policy.

Excluded from this Agreement are any claims which cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or similar state or local agency.  However, the Executive is waiving her right to any monetary recovery should the EEOC or any other agency pursue any claim on her behalf.
(b) No Admissions.  The Executive acknowledges and agrees that the provisions of this Section 4.1 are not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.
(c) Application to all Forms of Relief.  This Section 4.1 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.
(d) Specific Waiver.  The Executive specifically acknowledges that her acceptance of the terms of this Agreement, including the provisions of this Section 4.1, are, among other things, a specific waiver of her rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

(e) No Complaints or Other Claims.  The Executive acknowledges and agrees that she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.
(f) No Representation.  The Executive acknowledges that, other than as set forth in this Agreement, (i) no promises have been made to the Executive and (ii) in signing this Agreement the Executive is not relying upon any statement or representation made by or on behalf of any Company Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due the Executive or claimed by the Executive, or concerning this Section 4.1 or concerning any other thing or matter.
(g) Injunctive Relief.  It is stipulated that a breach by the Executive of this Section 4.1 would cause irreparable damage to the Company; the Company, in addition to any other rights or remedies which the Company may have shall be entitled to an injunction restraining the Executive from violating or continuing any violation of this Section 4.1; such right to obtain injunctive relief may be exercised, at the option of the Company, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies which the Company may have as a result of any such breach or threatened breach.
(h) Voluntariness.  The Executive agrees that she is relying solely upon her own judgment; that the Executive is over 18 years of age and is legally competent to sign this Agreement; that the Executive is signing this Agreement of her own free will; that the Executive has read and understood the Agreement before signing it; and that the Executive is signing this Agreement in exchange for consideration that she believes is satisfactory and adequate.
(i) Legal Counsel.  The Executive acknowledges that she has been informed of the right to consult with legal counsel and has been encouraged to do so.
(j) Acceptance.  The Executive acknowledges that she has been given a period of 21 days ending on November 6, 2019 (the “Consideration Period”) within which to consider this Agreement, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply.  The Executive may accept this Agreement at any time within this period of time by signing the Agreement and returning it to the Company, provided that the Executive must accept the Agreement no later than the end of the Consideration Period.
(k) Revocability.  This Agreement shall become effective and enforceable on the later of (i) the day after the Termination Date, or (ii) the eighth calendar day following the date the Executive signs it (the “Effective Date”).  The Executive may revoke her acceptance of this Agreement at any time within that seven calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven calendar day period in order to be effective and, if so received, would void this Agreement for all purposes.

4.2 Mutual Non-Disparagement.  The Company and the Executive each agree that they will not make any intentionally negative or disparaging comments about the other, except as permitted under Section 4.4 of this Agreement.
4.3 Return of Property.  On or before the Termination Date, the Executive shall return to the Company all of the Company’s property of which she is in possession, including, without limitation, any material and documentation that constitutes Confidential Information, credit cards, computers, and keys.
4.4 Permissible Disclosures.  Notwithstanding anything in this Agreement or elsewhere to the contrary, nothing shall preclude the Executive or the Company from making truthful statements, or from disclosing documents or information, (A) when required by applicable law, regulation, order, or the like, (B) in connection with any proceeding to enforce the terms of this Agreement, or (C) in confidence to any professional for the purpose of securing professional advice.
5. Executive’s Commitment to the Company

5.1 Confidentiality.  The Executive shall not, prior to and for two years after the Termination Date (and for an indefinite period for Confidential Information composed of trade secrets of the Company), disclose any Confidential Information to any Person for any reason or purpose whatsoever, other than in connection with the performance of the Executive’s duties under this Agreement.  The term “Confidential Information” shall mean all confidential information of or relating to the Company and any of its Affiliates, including, without limitation, financial information and data business plans and information regarding prospects and opportunities, but does not include any information that is or becomes public knowledge by means other than the Executive’s breach or nonobservance of the Executive’s obligations described in this Section 5.1.  Notwithstanding the foregoing, the Executive may disclose such Confidential Information as she may be legally required to do so on the advice of counsel in connection with any legal or regulatory proceeding; provided, however, that the Executive shall provide the Company with prior written notice of any such required or potentially required disclosure and shall cooperate with the Company and use her best efforts under such circumstances to obtain appropriate confidential treatment of any such Confidential Information that may be so required to be disclosed in connection with any such legal or regulatory proceeding.
Nothing in this Agreement is intended to interfere with or discourage a good faith disclosure to any governmental entity related to a suspected violation of the law.  The Executive cannot and will not be held criminally or civilly liable under any federal or state trade secret law for disclosing otherwise protected trade secrets and/or confidential or proprietary information as long as the disclosure is made in (i) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal.  The Company will not retaliate against the Executive in any way for a disclosure made in accordance with the law.  In the event a disclosure is made, and the Executive files a lawsuit against Company alleging that Company retaliated against the Executive because of her disclosure, the Executive may disclose the relevant trade secret or confidential information to her attorney and may use the same in the court proceeding only if (i) the Executive ensures that any court filing that includes the trade secret or confidential information at issue is made under seal, and (ii) the Executive does not otherwise disclose the trade secret or confidential information except as required by court order.

5.2 Litigation.  The Executive agrees to cooperate fully with the Company, or its assignee, and counsel for the Company, or its assignee, in any and all matters involving litigation, administrative proceedings, arbitration or governmental investigations other than in matters in which the dispute is solely between the Executive and the Company. The Executive’s cooperation shall include being reasonably available for, without limitation, interviews, depositions, and trial testimony.  To the extent that the Executive’s cooperation involves travel, the Company or its assignee will reimburse the Executive for reasonable travel expenses.  To the extent that the Executive’s cooperation requires her to incur out-of-pocket expenses, including without limitation, reasonable attorney’s fees, the Company or its assignee will reimburse such expenses, provided they are reasonable and supported by reasonable documentation.  The Executive will make available, at the expense of the Company or its assignee, copies of all documents and files requested by the Company in connection with this duty of cooperation, excluding only those documents and files which are subject to any attorney-client privilege, work product doctrine, or other legal protection from disclosure that is held solely by the Executive in her individual capacity, as opposed to any privilege or legal protection from disclosure held by the Company.
5.3 Compliance with Securities Laws.  The Executive agrees not to directly or indirectly buy or sell the Company’s stock or other securities as long as she possesses “material non-public information” as that term is defined by interpretations of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.  Without limiting the generality of the foregoing, the Executive further agrees to abide by the Company’s insider trading policy as in effect on the Effective Date until two business days after the public release of the financial results for the fiscal quarter in which the Termination Date occurs.
5.4 Other Positions.  The Executive shall resign as of the Termination Date from any administrative roles in any agreements sponsored by the Company and its Affiliates and will execute all instruments and documents requested by the Company to effectuate this and the termination of employment and of other duties and positions as described in Section 2 of this Agreement.
5.5 Non-Solicitation.  The Executive agrees, for a period of one year from the Termination Date, that the Executive will not, without the prior written approval of the Company, directly or indirectly: (i) solicit for hire any employees of the Company or any Affiliate, or (ii) induce any employee of the Company or any Affiliate to terminate their relationship with the Company or Affiliate.  The foregoing will not apply to individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual) or as a result of the use of a general solicitation not specifically directed to the Company or its Affiliate’s employees.

5.6 Injunctive Relief.  The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this Section 5.  The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 5, and to specific performance of each of the terms of this Section 5 in addition to any other legal or equitable remedies that the Company may have, including those set forth in Section 3.3.  The Executive further agrees that she shall not, in any equity proceeding relating to the enforcement of the terms of this Section 5, raise the defense that the Company has an adequate remedy at law.
5.7 Continued Availability for Transition Assistance.  Executive agrees, during the first six (6) months following the Termination Date, as a condition to her receipt (and retention) of payments under Section 4.1, to make herself available on reasonable terms, without additional compensation, to periodically assist the Company with matters previously handled by her and to assist with the transition of her former duties and responsibilities.
5.8 Special Severability.  The terms and provisions of this Section 5 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.  Furthermore to the extent any term or provision of this Section 5 would be declared invalid due to its duration, geographic scope or other term, it is the intent of the parties that the duration, geographic scope or other term be reformed to conform to the fullest extent that would be enforceable, and that the term or provision be so enforced.
6. Successors

6.1 The Executive.  This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive, other than by will or the laws of descent and distribution or as described in this Section 6.1.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives.
6.2 The Company.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
6.3 Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, and the Executive will consent to such successor’s assumption.  As used in this Agreement, “Company” shall mean the Company as previously defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

7. Code Section 409A

7.1 Code Section 409A
(a) This Agreement and the amounts payable hereunder are intended to comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) in both form and operation, or an exemption therefrom, and shall be interpreted in accordance with such intent.  Any provision that would cause this Agreement to fail to satisfy Section 409A (if applicable) shall have no effect until amended to comply with Section 409A.
(b) The payment of each amount payable under this Agreement shall be deemed a separate “payment” for purposes of Section 409A.
(c) Notwithstanding the foregoing, to the extent any amount payable hereunder is subject to taxes, penalties and/or interest under Section 409A, the Executive shall be solely liable for the payment of any such taxes, penalties and/or interest.
(d) All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than 2 ½ months after the end of the calendar year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
8. Full Settlement; Mitigation

The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others other than a claim, right or action for fraud after the individual is judicially determined to have committed such action.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.
9. Indemnification

The Executive shall continue to have all rights to indemnification, advancement of legal fees and Directors and Officers liability insurance coverage under the Company’s plans, by-laws, or other corporate documents to the full extent permitted by law and as set forth in such documentation.

10.   Miscellaneous

10.1 Applicable Law.  This Agreement shall, to the extent not superseded by federal law, be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflict of laws.
10.2 Amendments/Waiver.  This Agreement may not be amended, waived, or modified otherwise than by a written agreement that specifies the provision of this Agreement being amended, waived or modified, and that is executed by the parties to this Agreement or their respective successors and legal representatives.  No waiver by either party to this Agreement of any breach of any term, provision or condition of this Agreement by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, or any prior or subsequent time.
10.3 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when received by hand-delivery to the other party, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
Susan Mermer
At the Executive’s principal residence
as set forth in the Company’s records.
If to the Company:
The Compensation Committee of the Board of Directors of The St. Joe Company
c/o The St. Joe Company
133 South WaterSound Parkway
WaterSound, FL  32413
or to such other addresses as either party furnishes to the other in writing in accordance with this Section 10.3.  Notices and communications shall be effective when actually received by the addressee.
10.4 Withholding.  The Company may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation.
10.5 Strict Compliance.  The Executive’s or Company’s failure to insist upon strict compliance with any provisions of, or to assert, any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.
10.6 Enforceability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by an arbitrator or a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.7 Captions:  Counterparts.  The captions of this Agreement are for convenience of reference only, are not part of the terms of this Agreement and shall have no force or effect in the application or interpretation thereof.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument.  Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be deemed effective for all purposes.
10.8 Entire Agreement.  This Agreement contains the entire agreement between the parties to this Agreement concerning the subject matter hereof and, except as otherwise provided herein, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.  Specifically this Agreement replaces and supersedes in its entirety any prior employment and/or severance agreement between the Company and the Executive, but it does not replace any obligation of the Company or its Affiliates that is preserved under this Agreement.
10.9 Survivorship.  The obligations of the Company and the Executive under this Agreement shall survive the Termination Date.
10.10 Assignment.  The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to the attachment, garnishment, levy, execution or other legal or equitable process except as required by law.  Any attempt by the Executive to so anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.
10.11 Arbitration.  Except as otherwise provided in Sections 3.3, 4.1(g) and 5.9, the Executive and the Company both agree to submit any disputes under this Agreement to binding arbitration with a mutually agreeable arbitrator and to make their best efforts to settle any disputes within 90 days.  In the event this does not occur and the Executive has cooperated in the arbitration process the Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.  The employment rules under the American Arbitration Association (AAA) will apply.

IN WITNESS WHEREOF, the Executive has hereunto set her hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name and on its behalf by a duly authorized officer, as of the date set forth above.
THE ST. JOE COMPANY	EXECUTIVE

/s/ Jorge Gonzalez	/s/ Susan Mermer
Name: Jorge Gonzalez	Susan Mermer
Title: President and CEO